Exhibit 99.1

USA REAL ESTATE INVESTMENT TRUST

NOTICE OF MEETING OF SHAREHOLDERS OF RECORD OF THE TRUST FOR THE PURPOSE OF VOTING ON THE TERMINATION OF THE TRUST

To All Shareholders of Record of USA Real Estate Investment Trust

Dear Shareholder:

The Trustees of USA Real Estate Investment Trust (the “Trust”) have called for a meeting of the shareholders of record of the Trust for a vote on the question of whether the Trust should be terminated. That meeting will be held at 10:00 AM on Wednesday, December 4, 2013 at the Red Lion Hotel / Woodlake, 500 Leisure Lane, Sacramento, California 95815.

The reasons that the Trustees have called for this meeting are as follows: 1. The Trust no longer owns any real property. 2. The assets of the Trust consist of cash and certain outstanding claims. 3. The Trust has no substantial income, but has substantial continuing expenses. 4. For these reasons, the Trust is no longer economically viable and can no longer fulfill the purpose for which it was formed.

Pursuant of Section 10.2 of the Declaration of Trust which governs the Trust, at a meeting of the shareholders of record of the Trust called for that purpose, the shareholders may vote to terminate the Trust. At this meeting, a quorum of a majority of the outstanding shares is not required, and the vote of a majority of the shares in attendance at the meeting is sufficient to authorize the termination of the Trust. Shareholders of record have the right to vote by proxy at the meeting, but, for this meeting, the Trustees are not seeking the proxies of shareholders to empower them to vote. If a majority of the shares in attendance at the meeting vote in favor of terminating the trust, then a reserve will be set aside to pay for the costs of liquidation and termination and before December 31, 2013 the remaining funds of the Trust will be distributed to shareholders in proportion to the number of shares held by each shareholder. If additional cash is later collected from certain outstanding claims, after, the payment of any expenses of collection, a later distribution of funds will be made to shareholders of record of the Trust.

If you have any questions or comments about this matter, please call Gregory Crissman at (916) 761-4992 or email him at usareit@msn.com.

Yours very truly,

Benjamin Diaz

Secretary of the Trust